Exhibit 99

Press Release

January 22, 2009

FOR IMMEDIATE RELEASE
For more information contact:
Doug Gulling, Executive Vice President and Chief Financial Officer (515) 222-2309

WEST BANCORPORATION, INC. ANNOUNCES QUARTERLY DIVIDENDS, ANNUAL MEETING DATE AND RESULTS FOR 4TH QUARTER AND THE YEAR 2008

West Des Moines, IA – West Bancorporation, Inc. (NASDAQ: WTBA) (the “Company”), parent company of West Bank  and WB Capital Management Inc. (“WB Capital”), reports net income of $2,108,000 or $0.12 per share, for the fourth quarter of 2008, compared to $4,402,000 or $0.25 per share, for the fourth quarter of 2007.  The return on average equity and return on average assets were 7.37 percent and 0.57 percent, respectively, for the fourth quarter of 2008.  The return on average equity and return on average assets for the fourth quarter of 2007 were 14.51 percent and 1.33 percent, respectively.

Net income for the fourth quarter was reduced by an impairment charge for a pooled trust preferred security known as ALESCO X.  This security had been discussed in the past two quarterly reports issued by the Company.  On December 31, 2008, it was determined that the estimated cash flows to be received over the life of the security would not be sufficient to cover all of the principal and interest.  As a result, our analysis determined the security needed to be written down by $2.6 million.  This had a negative impact on net income of approximately $1.7 million.  It was also decided that an investment owned by the Company in a unit trust comprised of the common stock of several community banks and bank holding companies was also impaired.  The impairment charge for this investment was $317,000.

During the fourth quarter, loans grew by $7 million and deposits increased $36 million.  Deposits increased as customers sought the safety of FDIC insured accounts.  The provision for loan losses for the fourth quarter of 2008 was $3 million compared to $7 million last quarter and $1.2 million in the fourth quarter of 2007.  Because of the decline in net income for the fourth quarter and the entire year, the amount set aside for profit sharing and bonuses was reduced by approximately $750,000 in the fourth quarter.

Net income for the year ended December 31, 2008, was $7,636,000, compared to $18,920,000 for 2007.  Earnings per share were $0.44 compared to $1.08 for 2007.  For 2008, the return on average equity was 6.47 percent and the return on average assets was 0.56 percent, compared to 16.21 percent and 1.45 percent, respectively, for 2007.

The Company’s 2008 net income was $11,284,000 lower than 2007.  West Bank’s net income was $10,201,000 lower, while net income from WB Capital was $243,000 lower.  Expenses and the impairment charge at the holding company account for the remaining decline in net income.  West Bank’s net income was lower due to a provision for loan losses that was higher than last year by $14,250,000 and impairment charges on investment securities totaling $4,422,000.  Net income at WB Capital decreased because it incurred a $458,000 loss when it purchased a Lehman Brothers Holdings, Inc. bond from a WB Capital money market fund to prevent the net asset value of the fund from dropping below $1.00 per share.

Net loans charged off during the fourth quarter totaled $4.0 million, bringing net charge-offs for 2008 to $10.1 million.  Net charge-offs were $1.9 million in 2007.  The fourth quarter 2008 charge-offs included $3.3 million due to a fraud loss suffered by a West Bank customer.  This charge-off was covered by an increase in the allowance for loan losses during the third quarter of 2008.  Non-accrual loans at December 31, 2008 totaled $21.4 million, up from $5.5 million at the end of 2007 and $19.3 million at the end of the third quarter of 2008.  Loans past due 90 days or more and still accruing interest as of the end of 2008 totaled $92,000 compared to $408,000 a year earlier.  Other real estate owned was $4.4 million and $155,000 at December 31, 2008 and 2007, respectively.  The allowance for loan losses as a percent of total loans was 1.40 percent as of December 31, 2008 compared to 0.91 percent a year ago.  Nonperforming assets as a percentage of total assets at December 31, 2008, was 2.30 percent compared to 0.45 percent at 2007 year end.

As previously announced, on December 31, 2008, the Company sold $36 million of preferred stock to the U.S. Treasury Department under the Capital Purchase Program.  The preferred stock qualifies as tier 1 capital.  At December 31, 2008, the Company’s regulatory capital ratios were as follows:
Tier 1 leverage ratio	10.3%
Tier 1 risk-based capital ratio	12.1%
Total risk-based capital ratio	13.3%
These ratios are in excess of those required to be considered well-capitalized.

On January 21, 2009, the Board of Directors of West Bancorporation, Inc. authorized the first dividend of $225,000 on its preferred stock, Series A, owned by the U.S Treasury under the Capital Purchase Program.  This dividend will be paid on February 16, 2009.

The Board also declared a regular quarterly dividend of $0.08 per common share of outstanding stock. This amount represents 66 percent of the fourth quarter 2008 net income. The historical percentage of dividends paid to net income for the calendar years 2003 through 2007 was approximately 56 percent. The Board believes that a dividend reduction at this time is prudent given the ongoing, negative developments in the national and local economies and the uncertainty of the timing and magnitude of improvement. This dividend is payable on February 18, 2009, to shareholders of record on February 2, 2009.  As of January 21, 2009, there were 17,403,882 shares of common stock outstanding.

The Board also set the record date for the Annual Meeting as February 20, 2009.  The meeting will be held April 16, 2009.

The Company will discuss its results for 2008 during a conference call scheduled for 2:00 p.m. central time today, Thursday, January 22, 2009.  The telephone number for the conference call is 800-860-2442.  A replay of the conference call will be available until February 6, 2009, at 877-344-7529, pass code: 426983.

West Bancorporation, Inc. is headquartered in West Des Moines, Iowa.  Serving Iowans since 1893, West Bank, a wholly-owned subsidiary of West Bancorporation, Inc., is a community bank that focuses on lending, deposit services, and trust services for consumers and small- to medium-sized businesses.  West Bank has two full-service offices in Iowa City, one full-service office in Coralville, and seven full-service offices in the greater Des Moines area, with a new office opening in the first quarter of 2009.  WB Capital Management Inc., also a wholly-owned subsidiary of West Bancorporation, Inc., has offices in West Des Moines and Coralville, Iowa.  It provides portfolio management services to retirement plans, corporations, public funds, mutual funds, foundations, endowments, and high net worth individuals.

The information contained in this Press Release may contain forward-looking statements about the Company’s growth and acquisition strategies, new products and services, and future financial performance, including earnings and dividends per share, return on average assets, return on average equity, efficiency ratio and capital ratio.  Certain statements in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements preceded by, followed by or that include the words “believes,” “expects,” “should,” or “anticipates,” or references to estimates or similar expressions.  Such forward-looking statements are based upon certain underlying assumptions, risks and uncertainties.  Because of the possibility of change in the underlying assumptions, actual results could differ materially from these forward-looking statements.  Risks and uncertainties that may affect future results include: interest rate risk; competitive pressures; pricing pressures on loans and deposits; changes in credit and other risks posed by the Company’s loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for loan losses dictated by new market conditions or regulatory requirements; actions of bank and non-bank competitors; changes in local and national economic conditions; changes in regulatory requirements, including actions of the Securities and Exchange Commission and/or the Federal Reserve Board; changes in the Treasury’s Capital Purchase Program; and customers’ acceptance of the Company’s products and services.  The Company undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

WEST BANCORPORATION, INC. AND SUBSIDIARIES
Financial Information (unaudited)
(in thousands, except per share data)

	December 31,	December 31,
CONSOLIDATED STATEMENTS OF CONDITION	2008	2007
Assets
Cash and due from banks	$23,712	$49,529
Short-term investments	173,257	414
Securities	189,608	237,378
Loans held for sale	1,018	1,858
Loans	1,100,735	983,565
Allowance for loan losses	(15,441)	(8,935)
Loans, net	1,085,294	974,630
Goodwill and other intangible assets	26,334	27,061
Bank-owned life insurance	25,277	24,341
Other assets	28,688	24,757
Total assets	$1,553,188	$1,339,968

Liabilities and Stockholders' Equity
Deposits:
Noninterest-bearing	$174,635	$196,698
Interest-bearing
Demand	97,853	85,027
Savings	238,058	243,405
Time of $100,000 or more	193,200	160,936
Time	451,041	224,859
Total deposits	1,154,787	910,925
Short-term borrowings	93,356	169,602
Long-term borrowings	145,619	123,619
Other liabilities	9,363	14,216
Stockholders' equity	150,063	121,606
Total liabilities and stockholders' equity	$1,553,188	$1,339,968

	PER COMMON SHARE		MARKET INFORMATION (1)
	Net Income	Dividends	High	Low
2008
1st quarter	$0.08	$0.16	$14.43	$11.71
2nd quarter	0.26	0.16	13.48	8.63
3rd quarter	(0.02)	0.16	16.21	7.30
4th quarter	0.12	0.16	13.50	8.67

2007
1st quarter	$0.25	$0.16	$18.25	$14.29
2nd quarter	0.29	0.16	16.36	14.17
3rd quarter	0.28	0.16	16.19	14.68
4th quarter	0.25	0.16	15.98	11.85

(1) The prices shown are the high and low sale prices for the Company's common stock, which trades on the NASDAQ  Global Market, under the symbol WTBA.  The market quotations, reported by NASDAQ, do not include retail  markup, markdown or commissions.

WEST BANCORPORATION, INC. AND SUBSIDIARIES
Financial Information (continued) (unaudited)
(in thousands, except per share data)

	Three months ended		Year ended
	December 31,		December 31,
CONSOLIDATED STATEMENTS OF OPERATION	2008	2007	2008	2007
Interest income
Loans	$15,848	$17,389	$63,524	$70,155
Securities	2,109	2,666	8,540	11,120
Other	196	70	467	752
Total interest income	18,153	20,125	72,531	82,027

Interest expense
Deposits	5,607	7,245	21,521	30,151
Short-term borrowings	224	1,847	2,827	7,114
Long-term borrowings	1,719	1,581	7,083	6,558
Total interest expense	7,550	10,673	31,431	43,823

Net interest income	10,603	9,452	41,100	38,204
Provision for loan losses	3,000	1,200	16,600	2,350
Net interest income after provision for loan losses	7,603	8,252	24,500	35,854

Noninterest income
Service charges on deposit accounts	1,249	1,211	4,832	4,794
Trust services	184	194	789	758
Investment advisory fees	1,620	1,950	7,401	7,920
Increase in cash value of bank-owned life insurance	239	229	936	890
Securities gains, net	2	3	73	5
Investment securities impairment loss	(3,014)	-	(4,739)	-
Other income	642	591	2,414	1,998
Total noninterest income	922	4,178	11,706	16,365

Noninterest expense
Salaries and employee benefits	2,374	3,235	13,362	13,560
Occupancy expense	896	869	3,596	3,579
Data processing expense	526	580	2,287	2,225
Other expense	1,869	1,408	7,701	5,459
Total noninterest expense	5,665	6,092	26,946	24,823

Income before income taxes	2,860	6,338	9,260	27,396
Income taxes	752	1,936	1,624	8,476
Net income	$2,108	$4,402	$7,636	$18,920

PERFORMANCE HIGHLIGHTS
Return on average equity	7.37%	14.51%	6.47%	16.21%
Return on average assets	0.57%	1.33%	0.56%	1.45%
Net interest margin	3.23%	3.21%	3.38%	3.28%
Efficiency ratio	37.45%	43.46%	45.25%	44.23%